Exhibit 16.1

November 2, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read Presto Automation Inc.’s (formerly known as Ventoux CCM Acquisition Corp.’s) statements included under Item 4.01 of its Form 8-K dated October 27, 2022. We agree with the statements concerning our Firm under Item 4.01(a), in which we were informed of our dismissal on October 27, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York